Exhibit 23.3
CONSENT OF FRIEDMAN LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our consolidated financial statements for the year ended December 31, 2006, of our report dated May 28, 2007 except for the effects of discontinued operations as discussed in Note 5(ii) as to which the date is June 30, 2008, and Note 5 (iii) and (iv) as to which the date is June 26, 2009, covering the audited consolidated financial statements which are contained in this Annual Report on Form 20-F under the Securities Exchange Act of 1934, as amended, of China Technology Development Group Corporation for the fiscal year ended December 31, 2008, SEC File No. 000-29008.
/s/ FRIEDMAN LLP
July 28, 2009
New York, New York